Exhibit 10(Y)
[Form of] Special RSU Grant for March 2007 Award
In recognition of your contributions to GM’s 2006 performance and your continued leadership in GM’s turnaround, the Executive Compensation Committee approved a special one-time RSU award which was granted on [     ]. This grant will vest ratably over the next [     ] years, subject to the provisions below.
Denomination of RSU Grant / Dividend Equivalents
The RSU grant is denominated in shares of GM $1-2/3 par value Common stock. The number of shares approved by the ECC for you is [     ]. Quarterly dividend equivalents will be paid in cash, if declared, beginning in [     ].
Vesting and Payment
Provided all terms and conditions are met, the grant will vest ratably over the next [     ] years and will be paid in the form of shares of GM stock on the following schedule: [     ] of the grant will vest and be paid on (or within 90 days following ) each of the following dates [     ].
Upon receipt of the shares, you will be obligated to satisfy applicable withholding tax requirements by delivering the required amount to GM in cash, or directing that shares otherwise to be delivered to you having a value equal to the required amount be withheld by GM.
As with any other incentive award, vesting and payment of the RSU grant is subject to the Conditions Precedent as stipulated in the GM 2002 Stock Incentive Plan.
The treatment of unvested RSU grants upon termination of employment is summarized below:

Event	Treatment of Unvested RSU Grant
Voluntary employment termination (quit), involuntary termination (for cause), unpaid personal leave (other than short-term disability or Family Medical Leave Act [FMLA]), violation of Conditions Precedent
Forfeited in its entirety

Permanent Disability or Death	Vesting accelerated; remaining unvested shares would be delivered to employee/beneficiary in shares of stock with in 90 days

Retirement, mutually satisfactory release or involuntary termination (without cause)	Grant to be delivered on the schedule set forth above subject to continued compliance with the conditions precedent other than continued service

Change in Control and Termination	Grant to be delivered on the schedule set forth above subject to continued compliance with the conditions precedent other than continued service

If the Committee determines you are a “specified employee” who meets the definition set forth in Section 409A of the Internal Revenue Code, you will not be entitled to be paid any vested RSUs payable on account of a separation from service until the expiration of six months from the date of separation (or, if earlier, death).
Notwithstanding the payment schedule described above, the GM 2002 Stock Incentive Plan permits us to accelerate or delay payment to you if required to avoid penalties under Section 409A of the Code.
SEC Reporting Requirements
Since these RSUs are time-based, they were reported immediately on a Form 4 [, and will be included in the 2008 proxy tables].
Award Subject to the Plan
This Award is issued under and subject to the provisions of the GM 2002 Stock Incentive Plan, as amended. Where the provisions of this Award expressly deviate from the terms of the Plan, the provisions of this Award shall be controlling.
Please indicate your receipt of this term sheet by signing below and returning this to me.

Date

Conditions Precedent: Vesting and delivery of any incentive plan awards and/or grants are subject to all of the GM 2002 Stock Incentive Plan terms, including the satisfaction of the following conditions precedent:
•	Continued service as an employee with General Motors (unless waived by the Executive Compensation Committee [ECC] of the General Motors Board of Directors)
•	Refrain from engaging in any activity which in the opinion of the ECC is competitive with any activity of General Motors Corporation or any subsidiary, and from acting in any way inimical or contrary to the best interests of General Motors Corporation (either prior to or after termination of employment)
•	Furnish as shall be reasonably requested information with respect to the satisfaction of conditions precedent (except following a Change in Control).